Exhibit 99.1

Contact: Kevin Lycklama, President & CEO Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $4.2 Million in Second Fiscal Quarter 2019
Results Include Robust Loan Growth and Improved Operating Efficiencies

Vancouver, WA – October 25, 2018 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) ("Riverview" or the "Company") today reported net income increased 38% to $4.2 million, or $0.19 per diluted share, in its second fiscal quarter ended September 30, 2018, compared to $3.1 million, or $0.14 per diluted share, in the second fiscal quarter a year ago. In the preceding quarter net income was $4.4 million, or $0.20 per diluted share.
"During the second quarter, we continued to improve our operating performance, with strong loan origination, solid net interest income and a healthy net interest margin," said Kevin Lycklama, president and chief executive officer. "Our continued financial success reflects the hard work and commitment of our team in serving our customers and expanding our franchise. As we look to the future, we are in pursuit of growth opportunities, both organically and through strategic partnerships, while remaining focused on profitability and increasing shareholder value."
Second Quarter Highlights (at or for the period ended September 30, 2018)

•	Net income of $4.2 million, or $0.19 per diluted share.
•	Net interest margin (NIM) expanded by 30 basis points to 4.33% compared to the second quarter a year ago.
•	Return on average assets increased to 1.46%. compared to the second quarter a year ago.
•	Return on average equity improved to 13.68% compared to the second quarter a year ago.
•	Total loans increased $23.3 million during the quarter to $849.8 million at September 30, 2018.
•	Non-performing assets improved to 0.20% of total assets.
•	Tangible book value per share was $4.17.
•	Total risk-based capital ratio was 15.82% and Tier 1 leverage ratio was 10.72%.
•	Riverview Trust Company's assets under management increased $38.8 million, or 6.7%, to $614.0 million.
•	Declared a quarterly cash dividend of $0.035 per share, generating a current dividend yield of 1.70% based on the October 12, 2018 share price.
Income Statement
Riverview's second fiscal quarter net interest margin increased 30 basis points to 4.33% compared to the second fiscal quarter a year ago. The collection of $98,000 of non-accrual interest from a prior charged-off loan added four basis points to the NIM and the interest accretion on purchased loans totaled $152,000 resulting in a seven basis point increase in the NIM. In the preceding quarter, Riverview's NIM was 4.40%, which was driven by both the collection of approximately $585,000 of non-accrual interest from prior charged-off loans, adding 23 basis points to the NIM, and the interest accretion on purchased loans which was $122,000 and added five basis points to the NIM. In the first six months of fiscal 2019, Riverview's NIM increased 30 basis points to 4.36%, compared to the same period a year earlier.
The weighted average rate on loans originated during the quarter ended September 30, 2018, increased to 5.63% compared to 5.37% for the quarter ended June 30, 2018, and 4.85% for the quarter ended September 30, 2017.
Net interest income was $11.6 million, a modest increase compared to $11.5 million in the preceding quarter, and an $877,000 increase compared to $10.7 million in the second fiscal quarter a year ago. The increase was primarily driven by the expansion of our loan portfolio as well as the rise in loan yields. In the first six months of fiscal 2019, net interest income was $23.1 million, compared to $21.2 million in the first six months of fiscal 2018.

RVSB Reports Second Quarter Fiscal 2019 Results
October 25, 2018

Non-interest income was $3.0 million compared to $3.1 million in the preceding quarter and $2.7 million in the same quarter a year ago. Year to date non-interest income was $6.1 million compared to $5.5 million in the same period in the prior year. The non-interest income growth was fueled by rising interchange income and loan prepayment fees collected. Other non-interest income included a net gain of approximately $70,000 on the sale of deposit accounts associated with the Company's Longview, WA branch which was closed as of September 28, 2018.
Asset management fees increased to $943,000 in the second fiscal quarter of 2019 compared to $926,000 in the preceding quarter and $818,000 in the second fiscal quarter a year ago. Riverview Trust Company's assets under management increased to $614.0 million at September 30, 2018, compared to $575.2 million three months earlier and $461.2 million one year earlier.
The efficiency ratio improved to 61.0% for the second fiscal quarter compared to 62.0% in the preceding quarter and 65.2% in the second fiscal quarter a year ago. Non-interest expense decreased to $8.9 million during the second fiscal quarter of 2019 compared to $9.0 million in the preceding quarter, reflecting a reduction in personnel expenses. In the first six months of fiscal 2019, non-interest expense was $17.9 million, which was unchanged compared to the same period a year earlier. The Company continues to focus on controlling operating expenses and focusing its expenditures on programs aimed towards driving growth and improved profitability.
Riverview's effective tax rate for its second fiscal quarter of 2019 was 22.4% as a result of the passage of the Tax Cuts and Jobs Act compared to 34.6% in the second fiscal quarter a year ago.
Balance Sheet Review
Riverview's total loans increased $23.3 million during the quarter to $849.8 million at September 30, 2018, an annualized growth rate of 11.1%. The increase was primarily concentrated in commercial business and commercial construction loans. Undisbursed construction loans totaled $82.0 million at September 30, 2018, compared to $75.5 million three months earlier. The majority of the undisbursed construction loans are expected to fund over the next several quarters. The loan pipeline increased to $91.9 million at September 30, 2018 compared to $75.5 million at the end of the prior quarter.
"Loan demand has remained strong as our team of bankers continue to expand our lending relationships," said Lycklama. "During the quarter, we added two new experienced bankers to our commercial lending team.  We are excited by the energy and commitment to our community that these new lenders have added to our existing team."
Total deposits remained flat at $982.3 million at September 30, 2018, compared to three months earlier and decreased slightly compared to $990.3 million a year ago. Non-interest checking balances increased $11.8 million during the current quarter, which was offset by a decrease in certificates of deposits and money market accounts. As a result, the cost of deposits decreased to 0.10% compared to 0.11% three months earlier.
Shareholders' equity improved to $122.4 million at September 30, 2018, compared to $119.8 million three months earlier and $116.7 million a year earlier. Tangible book value per share (non-GAAP) increased to $4.17 at September 30, 2018, compared to $4.06 at June 30, 2018 and $3.93 at September 30, 2017. A quarterly cash dividend of $0.035 per share was paid on October 23, 2018.
Credit Quality
Riverview recorded a $250,000 provision for loan losses during the second fiscal quarter of 2019.  This compares to a $200,000 recapture for loan losses in the preceding quarter and no provision for loan losses for the second fiscal quarter a year ago. "We increased our provision for loan losses primarily due to the robust growth in the loan portfolio during the quarter," said Lycklama.
Non-performing loans were $2.3 million, or 0.27% of total loans, at September 30, 2018 compared to $2.3 million, or 0.28% of total loans, three months earlier and $2.7 million, or 0.35% of total loans at September 30, 2017. Riverview had no real estate owned balances at September 30, 2018, or at June 30, 2018. Riverview had $298,000 in real estate owned balances as of September 30, 2017.

RVSB Reports Second Quarter Fiscal 2019 Results
October 25, 2018

Net loan charge offs were $86,000 during the second fiscal quarter of 2019 compared to net loan recoveries of $783,000 during the first fiscal quarter of 2019. The large increase in recoveries during the preceding quarter was primarily due to the collection of a prior charge-off on a single loan.
Classified assets totaled $6.2 million at September 30, 2018, compared to $7.2 million at June 30, 2018 and $7.1 million at September 30, 2017. The classified asset to total capital ratio was 4.7% at September 30, 2018, compared to 5.6% three months earlier and 6.0% a year earlier.
The allowance for loan losses totaled $11.5 million, representing 1.35% of total loans at September 30, 2018, compared to $11.3 million and 1.37% of total loans at June 30, 2018. Included in the carrying value of loans are net discounts on the MBank purchased loans which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $1.9 million at September 30, 2018, compared to $2.1 million at the end of the prior quarter.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as "well capitalized" with a total risk-based capital ratio of 15.82% and a Tier 1 leverage ratio of 10.72% at September 30, 2018. In addition, at that date the Company's tangible common equity to average tangible assets ratio (non-GAAP) was 8.42%.
Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. We believe that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.
Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible shareholders' equity is calculated as shareholders' equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets. We calculate tangible book value per share by dividing tangible shareholders' equity by the number of common shares outstanding. This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited. Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total shareholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

(Dollars in thousands)	September 30, 2018	June 30, 2018	September 30, 2017	March 31, 2018

Shareholders' equity	$122,410	$119,828	$116,742	$116,901
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	1,011	1,057	1,219	1,103
Tangible shareholders' equity	$94,323	$91,695	$88,447	$88,722

Total assets	$1,148,447	$1,140,268	$1,147,680	$1,151,535
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	1,011	1,057	1,219	1,103
Tangible assets	$1,120,360	$1,112,135	$1,119,385	$1,123,356

RVSB Reports Second Quarter Fiscal 2019 Results
October 25, 2018

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $1.15 billion at September 30, 2018, it is the parent company of the 95-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 18 branches, including 14 in the Portland-Vancouver area and three lending centers. For the past 5 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, The Columbian and The Gresham Outlook.
"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company's ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company's allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company's market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company's net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company's market areas; secondary market conditions for loans and the Company's ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company's reserve for loan losses, write-down assets, change Riverview Community Bank's regulatory capital position or affect the Company's ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company's business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company's ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company's ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company's assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company's balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company's workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company's ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company's ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's operating and stock price performance.

RVSB Reports Second Quarter Fiscal 2019 Results
October 25, 2018

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	September 30, 2018	June 30, 2018	September 30, 2017	March 31, 2018
ASSETS

Cash (including interest-earning accounts of $12,537, $15,791,	$27,080	$33,268	$76,245	$44,767
$59,315 and $30,052)
Certificate of deposits held for investment	3,984	4,971	9,797	5,967
Loans held for sale	-	-	347	210
Investment securities:
Available for sale, at estimated fair value	190,792	200,100	200,584	213,221
Held to maturity, at amortized cost	38	40	46	42
Loans receivable (net of allowance for loan losses of $11,513,
$11,349, $10,617, and $10,766)	838,329	815,237	773,087	800,610
Real estate owned	-	-	298	298
Prepaid expenses and other assets	5,104	3,759	4,227	3,870
Accrued interest receivable	3,671	3,578	3,111	3,477
Federal Home Loan Bank stock, at cost	1,353	1,353	1,181	1,353
Premises and equipment, net	15,403	15,674	15,740	15,783
Deferred income taxes, net	5,352	5,039	6,167	4,813
Mortgage servicing rights, net	344	380	406	388
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	1,011	1,057	1,219	1,103
Bank owned life insurance	28,910	28,736	28,149	28,557

TOTAL ASSETS	$1,148,447	$1,140,268	$1,147,680	$1,151,535

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$982,272	$982,350	$990,299	$995,691
Accrued expenses and other liabilities	13,767	8,579	10,838	9,391
Advance payments by borrowers for taxes and insurance	1,050	580	920	637
Junior subordinated debentures	26,530	26,507	26,438	26,484
Capital lease obligation	2,418	2,424	2,443	2,431
Total liabilities	1,026,037	1,020,440	1,030,938	1,034,634

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
September 30, 2018 - 22,598,712 issued and outstanding;
June 30, 2018 – 22,570,179 issued and outstanding;	226	226	225	226
September 30, 2017 - 22,533,912 issued and outstanding;
March 31, 2018 – 22,570,179 issued and outstanding;
Additional paid-in capital	65,044	64,882	64,612	64,871
Retained earnings	63,642	60,204	53,034	56,552
Unearned shares issued to employee stock ownership plan	-	-	(26)	-
Accumulated other comprehensive loss	(6,502)	(5,484)	(1,103)	(4,748)
Total shareholders' equity	122,410	119,828	116,742	116,901

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,148,447	$1,140,268	$1,147,680	$1,151,535

RVSB Reports Second Quarter Fiscal 2019 Results
October 25, 2018

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Six Months Ended
(In thousands, except share data) (Unaudited)	Sept. 30, 2018	June 30, 2018	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017
INTEREST INCOME:
Interest and fees on loans receivable	$10,943	$10,777	$9,994	$21,720	$19,783
Interest on investment securities - taxable	1,116	1,198	1,079	2,314	2,212
Interest on investment securities - nontaxable	36	37	14	73	28
Other interest and dividends	118	93	228	211	315
Total interest and dividend income	12,213	12,105	11,315	24,318	22,338

INTEREST EXPENSE:
Interest on deposits	259	260	313	519	635
Interest on borrowings	352	358	277	710	545
Total interest expense	611	618	590	1,229	1,180
Net interest income	11,602	11,487	10,725	23,089	21,158
Provision for (recapture of) loan losses	250	(200)	-	50	-

Net interest income after provision for, recapture of, loan losses	11,352	11,687	10,725	23,039	21,158

NON-INTEREST INCOME:
Fees and service charges	1,690	1,755	1,490	3,445	2,897
Asset management fees	943	926	818	1,869	1,671
Net gain on sale of loans held for sale	44	152	157	196	382
Bank owned life insurance	174	179	204	353	411
Other, net	167	40	44	207	90
Total non-interest income, net	3,018	3,052	2,713	6,070	5,451

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,283	5,578	5,251	10,861	10,673
Occupancy and depreciation	1,351	1,359	1,412	2,710	2,758
Data processing	622	631	580	1,253	1,196
Amortization of core deposit intangible	46	46	58	92	116
Advertising and marketing	266	192	256	458	490
FDIC insurance premium	85	76	136	161	281
State and local taxes	182	168	177	350	331
Telecommunications	88	93	103	181	207
Professional fees	387	284	261	671	676
Other	605	592	525	1,197	1,205
Total non-interest expense	8,915	9,019	8,759	17,934	17,933

INCOME BEFORE INCOME TAXES	5,455	5,720	4,679	11,175	8,676
PROVISION FOR INCOME TAXES	1,224	1,278	1,620	2,502	2,963
NET INCOME	$4,231	$4,442	$3,059	$8,673	$5,713

Earnings per common share:
Basic	$0.19	$0.20	$0.14	$0.38	$0.25
Diluted	$0.19	$0.20	$0.14	$0.38	$0.25
Weighted average number of common shares outstanding:
Basic	22,579,839	22,570,179	22,518,941	22,575,009	22,511,935
Diluted	22,658,737	22,651,732	22,609,480	22,655,297	22,599,851

RVSB Reports Second Quarter Fiscal 2019 Results
October 25, 2018

ASSET QUALITY	Sept. 30, 2018	June 30, 2018	Sept. 30, 2017

Non-performing loans	$2,283	$2,344	$2,745
Non-performing loans to total loans	0.27%	0.28%	0.35%
Real estate/repossessed assets owned	$-	$-	$298
Non-performing assets	$2,283	$2,344	$3,043
Non-performing assets to total assets	0.20%	0.21%	0.27%
Net loan charge-offs (recoveries) in the quarter	$86	$(783)	$(20)
Net charge-offs (recoveries) in the quarter/average net loans	0.04%	(0.39)%	(0.01)%

Allowance for loan losses	$11,513	$11,349	$10,617
Average interest-earning assets to average
interest-bearing liabilities	148.43%	144.42%	141.06%
Allowance for loan losses to
non-performing loans	504.29%	484.17%	386.78%
Allowance for loan losses to total loans	1.35%	1.37%	1.35%
Shareholders' equity to assets	10.66%	10.51%	10.17%

CAPITAL RATIOS
Total capital (to risk weighted assets)	15.82%	15.59%	15.07%
Tier 1 capital (to risk weighted assets)	14.54%	14.33%	13.82%
Common equity tier 1 (to risk weighted assets)	14.54%	14.33%	13.82%
Tier 1 capital (to average tangible assets)	10.72%	10.46%	9.75%
Tangible common equity (to average tangible assets) (non-GAAP)	8.42%	8.24%	7.90%

DEPOSIT MIX	Sept. 30, 2018	June 30, 2018	Sept. 30, 2017	March 31, 2018

Interest checking	$182,947	$184,286	$175,127	$192,989
Regular savings	138,082	136,368	134,116	134,931
Money market deposit accounts	252,738	259,340	274,409	265,661
Non-interest checking	300,659	288,890	270,678	278,966
Certificates of deposit	107,846	113,466	135,969	123,144
Total deposits	$982,272	$982,350	$990,299	$995,691

RVSB Reports Second Quarter Fiscal 2019 Results
October 25, 2018

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
September 30, 2018	(Dollars in thousands)
Commercial business	$155,487	$-	$-	$155,487
Commercial construction	-	-	45,330	45,330
Office buildings	-	122,465	-	122,465
Warehouse/industrial	-	87,630	-	87,630
Retail/shopping centers/strip malls	-	66,458	-	66,458
Assisted living facilities	-	2,840	-	2,840
Single purpose facilities	-	182,984	-	182,984
Land	-	15,939	-	15,939
Multi-family	-	54,942	-	54,942
One-to-four family construction	-	-	17,465	17,465
Total	$155,487	$533,258	$62,795	$751,540

March 31, 2018
Commercial business	$137,672	$-	$-	$137,672
Commercial construction	-	-	23,158	23,158
Office buildings	-	124,000	-	124,000
Warehouse/industrial	-	89,442	-	89,442
Retail/shopping centers/strip malls	-	68,932	-	68,932
Assisted living facilities	-	2,934	-	2,934
Single purpose facilities	-	165,289	-	165,289
Land	-	15,337	-	15,337
Multi-family	-	63,080	-	63,080
One-to-four family construction	-	-	16,426	16,426
Total	$137,672	$529,014	$39,584	$706,270

LOAN MIX	Sept. 30, 2018	June 30, 2018	Sept. 30, 2017	March 31, 2018
Commercial and construction
Commercial business	$155,487	$148,257	$118,444	$137,672
Other real estate mortgage	533,258	524,117	500,382	529,014
Real estate construction	62,795	53,156	53,878	39,584
Total commercial and construction	751,540	725,530	672,704	706,270
Consumer
Real estate one-to-four family	86,950	88,212	90,764	90,109
Other installment	11,352	12,844	20,236	14,997
Total consumer	98,302	101,056	111,000	105,106

Total loans	849,842	826,586	783,704	811,376

Less:
Allowance for loan losses	11,513	11,349	10,617	10,766
Loans receivable, net	$838,329	$815,237	$773,087	$800,610

RVSB Reports Second Quarter Fiscal 2019 Results
October 25, 2018

DETAIL OF NON-PERFORMING ASSETS

	Other	Southwest
	Oregon	Washington	Other	Total
September 30, 2018	(dollars in thousands)

Commercial business	$-	$168	$-	$168
Commercial real estate	942	193	-	1,135
Land	740	-	-	740
Consumer	-	173	67	240

Total non-performing assets	$1,682	$534	$67	$2,283

DETAIL OF LAND DEVELOPMENT AND SPECULATIVE CONSTRUCTION LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
September 30, 2018	(dollars in thousands)

Land development	$199	$1,950	$13,790	$15,939
Speculative construction	571	4	14,054	14,629

Total land development and speculative construction	$770	$1,954	$27,844	$30,568

RVSB Reports Second Quarter Fiscal 2019 Results
October 25, 2018

	At or for the three months ended			At or for the six months ended
SELECTED OPERATING DATA	Sept. 30, 2018	June 30, 2018	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017

Efficiency ratio (4)	60.99%	62.03%	65.18%	61.51%	67.39%
Coverage ratio (6)	130.14%	127.36%	122.45%	128.74%	117.98%
Return on average assets (1)	1.46%	1.57%	1.06%	1.52%	1.01%
Return on average equity (1)	13.68%	14.98%	10.40%	14.32%	9.89%

NET INTEREST SPREAD
Yield on loans	5.17%	5.32%	5.06%	5.24%	5.03%
Yield on investment securities	2.27%	2.31%	2.14%	2.29%	2.18%
Total yield on interest-earning assets	4.56%	4.63%	4.25%	4.59%	4.29%

Cost of interest-bearing deposits	0.15%	0.15%	0.17%	0.15%	0.18%
Cost of FHLB advances and other borrowings	4.82%	4.37%	3.81%	4.58%	3.75%
Total cost of interest-bearing liabilities	0.34%	0.34%	0.31%	0.34%	0.31%

Spread (7)	4.22%	4.29%	3.94%	4.25%	3.98%
Net interest margin	4.33%	4.40%	4.03%	4.36%	4.06%

PER SHARE DATA
Basic earnings per share (2)	$0.19	$0.20	$0.14	$0.38	$0.25
Diluted earnings per share (3)	0.19	0.20	0.14	0.38	0.25
Book value per share (5)	5.42	5.31	5.18	5.42	5.18
Tangible book value per share (5) (non-GAAP)	4.17	4.06	3.93	4.17	3.93
Market price per share:
High for the period	$9.91	$9.52	$8.48	$9.91	$8.48
Low for the period	8.44	8.39	6.64	8.39	6.51
Close for period end	8.84	8.44	8.40	8.84	8.40
Cash dividends declared per share	0.3500	0.0350	0.0225	0.0700	0.0450

Average number of shares outstanding:
Basic (2)	22,579,839	22,570,179	22,518,941	22,575,009	22,511,935
Diluted (3)	22,658,737	22,651,732	22,609,480	22,655,297	22,599,851

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders' equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.

# # #